Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428
Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated December 14, 2023 in the Registration Statement on Form S-1/A, under the Securities Act of 1933, with respect to the consolidated balance sheets of EvoAir Holdings Inc. and its subsidiaries (collectively referred to as the “Company”) as of August 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity and cash flows for each of the years in the two-year period ended August 31, 2023 and 2023 and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

February 5, 2024